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                                                                      EXHIBIT 5




                          Florida Progress Corporation
                               One Progress Plaza
                            St. Petersburg, FL 33701
                                 (727) 820-5153

Kenneth E. Armstrong
Vice President and General Counsel

                                 June 14, 2000


Florida Progress Corporation
One Progress Plaza
St. Petersburg, FL 33701

         Re: Registration of 500,000 additional shares of Florida Progress Corporation Common Stock, without par value, for issuance under Progress Plus Stock Plan.

Ladies and Gentlemen:

         I am Vice President and General Counsel of Florida Progress Corporation, a Florida corporation (the "Company"), and am rendering this opinion in connection with the registration of 500,000 shares of the Company's common stock, without par value (the "Additional Common Stock") to be issued from time to time under the Company's Progress Plus Stock Plan (the "Plan"). Under the terms of the Plan, the Additional Common Stock will be used to satisfy the requirements of Plan participants, and such shares will be either newly issued shares of the Company's Common Stock, without par value (the "New Stock") or shares of the Company's Common Stock that are purchased on the open market by an independent agent (the "Open Market Stock").

         A Registration Statement on Form S-3 (the "Registration Statement") is expected to be filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act") on or about June 14, 2000 for the registration of (i) 500,000 shares of the Company's Common Stock to be issued under the Plan (the "Shares"), and (ii) the Rights associated with such Shares (as the term Rights is defined in the Shareholder Rights Agreement dated November 21, 1992 between the Company and The First National Bank of Boston (successor to Manufacturers Hanover Trust Company), as rights agent, as amended by an Amendment dated February 20, 1997, and as further amended by a Second Amendment to Shareholder Rights Agreement, dated as of August 22, 1999, between the Company and BankBoston, N.A. (successor to The First National Bank of Boston) (the "Shareholder Rights Agreement")).




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Florida Progress Corporation
June 14, 2000
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         I and members of the Company's legal department have participated in the preparation of the Registration Statement. We also have examined the Plan; the Company's Restated Articles of Incorporation and Bylaws, as amended to date; the Shareholder Rights Agreement; resolutions adopted by the Company's Board of Directors on June 14, 2000, relating to the Registration Statement; and such other documents and information as we have deemed appropriate.

         Based upon and subject to the foregoing, I am of the opinion that:

         1. Florida Progress Corporation is a corporation duly organized and existing under the laws of the State of Florida; and

         2. When the Registration Statement shall have become effective and shares of New Stock and the related Rights are issued and sold from time to time in accordance with the terms of the Registration Statement and the Prospectus contained therein, such shares of New Stock and Rights will be duly authorized, validly issued, fully paid and non-assessable, and the shares of Open Market Stock will continue to be duly authorized, validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of my name under the caption "Interests of Named Experts and Counsel" therein and under the heading "Experts" in the Prospectus relating to the Plan.

                                          Very truly yours,



                                      /S/ Kenneth E. Armstrong